Exhibit 99.1

May 8, 2013

Raptor Pharmaceutical Reports First Quarter Calendar Year 2013 Financial Results

NOVATO, Calif., May 8, 2013 (GLOBE NEWSWIRE) -- Raptor Pharmaceutical Corp. (Raptor or the Company) (Nasdaq:RPTP) today reported financial results for its first quarter ended March 31, 2013.
Financial Results for the First Quarter 2013 and Other Recent Highlights
•	Net loss for the first quarter ended March 31, 2013 was $15.9 million, or $0.30 per share compared to a net loss of $14.0 million or $0.29 per share for the fiscal quarter ended February 29, 2012
•
Cash, cash equivalents and short-term investments as of March 31, 2013 were $58.4 million. Management estimates that the Company's cash as of March 31, 2013, plus estimated net proceeds of approximately $23.4 million from the second tranche of Raptor's $50.0 million loan agreement with Healthcare Royalty Partners (HC Royalty), anticipated to close by the end of May 2013, will be sufficient to fund operations into the second quarter of 2014.

•
On April 30, 2013, PROCYSBITM (cysteamine bitartrate) delayed-release capsules, received marketing approval from the U.S. Food and Drug Administration (FDA) for the management of nephropathic cystinosis in adults and children six years and older.

"We are very excited to have our first drug approved and are working diligently on launching PROCYSBITM in the U.S. and getting the product to cystinosis patients as soon as possible," said Christopher M. Starr, Ph.D., Raptor's chief executive officer. "We are thankful to the cystinosis community, physicians, investors and our employees for bringing the development of PROCYSBITM to fruition."
Change in Fiscal Year
In December 2012, Raptor changed its fiscal year end from August 31 to December 31. The condensed consolidated financial statements presented here cover the period from January 1, 2013 through March 31, 2013, and represent the first quarter of Raptor's newly adopted fiscal year. For comparison purposes, the prior fiscal year quarter ended February 29, 2012 is reported on the basis of Raptor's previous fiscal year cycle.
Financial Results for the Quarter Ended March 31, 2013
Research and development expenses for the quarter ended March 31, 2013, and the fiscal quarter ended February 29, 2012 were approximately $8.4 million and $4.0 million, respectively. The increase in research and development expenses for the quarter ended March 31, 2013 compared to the fiscal quarter ended February 29, 2012 relates primarily to increased product manufacturing of PROCYSBITM, and increased clinical material manufacturing of RP103 for the potential treatment of Huntington's disease and nonalcoholic fatty liver disease (NAFLD) in children, additional cystinosis extension trials and other supporting study expenses, and employee compensation.
General and administrative (G&A) expenses for the quarter ended March 31, 2013, and the fiscal quarter ended February 29, 2012 were approximately $7.9 million and $2.5 million, respectively. The increase in G&A expenses for the quarter ended March 31, 2013 compared to the fiscal quarter ended February 29, 2012 relates primarily to increased expenses for pre-commercial operations requirements in preparation for launching PROCYSBITM in the U.S., employee compensation, stock-compensation for employees and directors, and legal fees.

Cash as of March 31, 2013 was $58.4 million and included $23.4 million of net proceeds from the first tranche received in December 2012, pursuant to Raptor's loan agreement with HC Royalty, $13.0 million in net proceeds received under an at-the-market common stock sales agreement, and $1.8 million received from warrant exercises during the quarter ended March 31, 2013.
About Raptor Pharmaceutical
Raptor Pharmaceutical Corp. is a biopharmaceutical company focused on developing and commercializing life-altering therapeutics that treat rare, debilitating and often fatal diseases. The Company's first product PROCYSBI™ (cysteamine bitartrate) delayed-release capsules, has been approved by the FDA and is currently being reviewed by the European Medicines Agency as a potential new treatment for nephropathic cystinosis, a rare metabolic lysosomal storage disease. Raptor's pipeline also includes RP103 in a Phase 2/3 trial for Huntington's disease and a Phase 2 trial in nonalcoholic fatty liver disease in children. For additional information, please visit www.raptorpharma.com.
About PROCYSBI™ (cysteamine bitartrate) delayed-release capsules
PROCYSBI™ is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 6 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor, and rash. For additional information on PROCYSBI™ including full prescribing information, please visit www.procysbi.com.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: Raptor will be able to close the second $25 million tranche under the loan agreement with HC Royalty ; that Raptor's cash, cash equivalents and short-term investments as of March 31, 2013 plus the proceeds from the second tranche of the loan facility will fund Raptor into the second quarter of 2014; and that Raptor will receive regulatory approval from the EMA of PROCYSBITM for the potential treatment of nephropathic cystinosis. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's transition report for the four months ended December 31, 2012 on Form 10-KT filed with the SEC on March 14, 2013 and Raptor's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2013, which is available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Raptor Pharmaceutical Corp.
(A Development Stage Company)
Consolidated Balance Sheets
(In thousands, except shares and per share data, or unless otherwise specified)

	March 31, 2013	December 31, 2012
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$36,288	$36,313
Restricted cash	213	163
Short-term investments	22,123	22,096
Prepaid expenses and other	1,417	1,610

Total current assets	60,041	60,182
Intangible assets, net	2,120	2,156
Goodwill	3,275	3,275
Fixed assets, net	492	416
Deposits	220	26
Deferred offering costs	69	109
Debt issuance costs	1,908	1,959

Total assets	$68,125	$68,123
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Accounts payable	$2,716	$4,599
Accrued liabilities	4,564	2,150
Common stock warrant liability	12,708	16,405
Deferred rent	0	6
Capital lease liability - current	9	8

Total current liabilities	19,997	23,168
Note payable	25,000	25,000
Capital lease liability - long-term	9	11

Total liabilities	45,006	48,179

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	--	--
Common stock, $0.001 par value per share, 150,000,000 shares authorized and 55,431,651 and 52,424,649 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	55	52
Additional paid-in capital	175,132	155,945
Accumulated other comprehensive loss	(203)	(115)
Deficit accumulated during development stage	(151,865)	(135,938)

Total stockholders' equity	23,119	19,944

Total liabilities and stockholders' equity	$68,125	$68,123

(1) Derived from the Company's audited consolidated financial statements as of December 31, 2012.

Raptor Pharmaceutical Corp.
(A Development Stage Company)
Consolidated Statements of Comprehensive Loss
(In thousands, except per share data, or unless otherwise specified)

	For the quarter ended
	March 31, 2013 (unaudited)	February 29, 2012 (unaudited)	For the period from September 8, 2005 (inception) to March 31, 2013
Revenues:	$--	$--	$--

Operating expenses:
Research and development	8,412	3,971	78,056
General and administrative	7,863	2,452	48,410

Total operating expenses	16,275	6,423	126,466

Loss from operations	(16,275)	(6,423)	(126,466)
Interest income	155	107	1,028
Interest expense	(726)	0	(928)
Foreign currency transaction gain (loss)	(34)	18	253
Realized gain on short-term investments	0	0	214
Unrealized loss on short-term investments	(107)	120	(173)
Adjustment to fair value of common stock warrants	1,060	(7,814)	(25,793)

Net loss	(15,927)	(13,992)	(151,865)
Other comprehensive loss
Foreign currency translation adjustment	(88)	(2)	(203)

Comprehensive loss	$(16,015)	$(13,994)	$(152,068)

Net loss per share:
Basic and diluted	$(0.30)	$(0.29)

Weighted-average shares outstanding used to compute:
Basic and diluted	53,713	47,967

CONTACT: Georgia Erbez
         Chief Financial Officer
         Raptor Pharmaceutical Corp.
         (415) 382-8111 x204
         gerbez@raptorpharma.com

         INVESTOR CONTACTS:
         Westwicke Partners, LLC
         Stefan Loren, Ph.D.
         Managing Director
         (443) 213-0507
         sloren@westwicke.com

         Robert H. Uhl
         Managing Director
         (858) 356-5932
         robert.uhl@westwicke.com

         MEDIA CONTACT:
         Carolyn Hawley
         Canale Communications
         (619) 849-5375
         carolyn@canalecomm.com